Exhibit 4.3

OMEROS CORPORATION

AMENDED AND RESTATED OMNIBUS INCENTIVE COMPENSATION PLAN

(as amended and restated effective as of June 18, 2026, subject to shareholder approval)

1.	Purposes of the Plan.

The purposes of this Amended and Restated Omnibus Incentive Compensation Plan (the “Plan”) are to attract and retain the best available personnel for positions of substantial responsibility; to provide additional incentive to Employees, Directors and Consultants; and to promote the success of the Company’s business.

The Plan replaced the Omeros Corporation 2008 Equity Incentive Plan (the “Prior Plan”). The Prior Plan was terminated, replaced and superseded by the Plan as of June 16, 2017, except that any awards granted under the Prior Plan remained in effect pursuant to their terms.

The Plan was amended and restated effective as of June 23, 2023. Subject to shareholder approval, this amended and restated version of the Plan (the “Restatement”) amends and replaces the prior restatement of the Plan.

2.	Definitions.

In addition to terms defined in Section 1, as used herein, the following definitions will apply:

(a)          “Administrator” means the Board or any Committee that will be administering the Plan, in accordance with Section 4 of the Plan.

(b)          “Applicable Laws” means the requirements relating to the administration of equity-based or cash incentive awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c)          “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares or Cash Awards.

(d)          “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan. The Administrator, in its discretion, may determine and set forth in an Award Agreement terms under which the Award may be forfeited.

(e)          “Board” means the Board of Directors of the Company.

(f)           “Cash Award” means a cash incentive award granted pursuant to Section 11 of the Plan.

(g)          “Cause” for termination of a Participant’s employment or consulting relationship with the Company will exist if the Participant’s service is terminated for any of the following reasons: (i) the Participant’s’ willful misconduct or gross negligence in performance of his or her duties or material violation of a Company policy; (ii) the Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) the Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) a Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. Nothing in this subsection 2(g) shall be construed to prohibit a Participant from, or penalize a Participant for, reporting to any governmental authority, cooperating in any governmental investigation, or testifying or providing evidence in any governmental action as required or permitted by law, court order or administrative action.

(h)          “Change in Control” means the occurrence of any of the following events:

(i)            A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)           A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)          A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(h), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(i)           “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(j)           “Constructive Termination” means the Participant’s termination of his or her employment within 120 days following the occurrence of Good Reason. For purposes of this definition, “Good Reason” means any of the following: (i) any material diminution in the Participant’s authority, duties or responsibilities; (ii) any material diminution in base salary; (iii) any change of more than 50 miles in the geographic location at which the Participant must primarily perform services; and (iv) any other action or inaction that constitutes a material breach by the Company of an employment agreement with the Participant; provided, however, that before the Participant may terminate his or her employment in a Constructive Termination, (A) the Participant must provide the Company with written notice within 90 days of the event that the Participant believes constitutes “Good Reason,” specifically identifying the acts or omissions constituting the grounds for Good Reason and (B) the Company must have an opportunity within 30 days following delivery of such notice to cure the Good Reason condition.

(k)          “Committee” means a committee of Directors or of one or more individuals satisfying Applicable Laws and appointed by the Board in accordance with Section 4 hereof.

(l)           “Common Stock” means the common stock of the Company.

(m)         “Company” means Omeros Corporation, a Washington corporation, or any successor thereto.

(n)          “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(o)          “Director” means a member of the Board.

(p)          “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(q)          “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(r)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)          “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)             If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination (or, if no closing sales price or closing bid is reported on that date, as applicable, on the next preceding trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)           If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices are reported on that date, on the next preceding date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)          In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator, consistent with Section 409A of the Code to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

(t)           “Fiscal Year” means the fiscal year of the Company.

(u)          “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(v)          “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w)          “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x)          “Option” means a stock option granted pursuant to the Plan.

(y)          “Outside Director” means a Director who is not an Employee.

(z)          “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa)        “Participant” means the holder of an outstanding Award.

(bb)        “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(cc)        “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(dd)        “Period of Restriction” means the period during which Restricted Stock is subject a substantial risk of forfeiture. The risk of forfeiture may lapse based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ee)         “Plan” means this Omeros Corporation Omnibus Incentive Compensation Plan, as set forth herein and as amended from time to time.

(ff)          “Restatement Effective Date” has the meaning set forth in Section 20.

(gg)        “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(hh)        “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(ii)          “Rule 16b-3” means Rule 16b-3 under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(jj)          “Section 16(b)” means Section 16(b) of the Exchange Act.

(kk)        “Service Provider” means an Employee, Director or Consultant.

(ll)          “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(mm)      “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(nn)        “Stock Award” means an Award other than a Cash Award.

(oo)        “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.	Shares Subject to the Plan.

(a)          Shares Available. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be delivered pursuant to Awards under the Plan is 23,600,000 Shares (subject to Section 3(b) and to Section 15(a)). For the purposes of calculating the maximum number of Shares that may be issued pursuant to all Awards (including determining the amount of shares that become available under the Plan under subsection (b)): (i) every one Share issuable pursuant to the exercise of an Option or Stock Appreciation Right shall count as one Share and (ii) every one Share underlying Restricted Stock, Restricted Stock Units, or other stock-based Awards shall count as 1.5 Shares.

(b)          Lapsed Awards. If any Award is: (i) forfeited or otherwise expires, terminates or is canceled without the delivery of all Shares (or is forfeited by repurchase of Shares) subject to it or (ii) settled other than by delivery of Shares (including cash settlement), then the number of Shares subject to such Awards that were not issued shall again become available to be delivered pursuant to future Awards under the Plan. For purposes of determining the number of Shares that may be delivered pursuant to lapsed Awards, the term “Award” shall include any lapsed awards granted under the Prior Plan. For the avoidance of doubt, only Shares which are actually issued in respect of Awards will cease to be available under the Plan; provided, however, that (A) Shares delivered (by actual delivery, attestation, or net exercise) to the Company by a Participant to purchase Shares upon the exercise of an Award or to satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of Shares available for issuance under the Plan and (B) Shares repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of Shares available for issuance under the Plan.

(c)          Incentive Stock Options. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Section 3(b).

(d)          Share Reserve. The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.	Administration of the Plan.

(a)          Procedure.

(i)             Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers and/or different types of Awards may administer the Plan.

(ii)            Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)           Other Administration. Other than as provided above, the Plan will be administered by: (A) the Board; or (B) a Committee, which committee will be constituted to satisfy Applicable Laws and consist of Directors or, solely to the extent permitted by subsection (v), the Company’s Chief Executive Officer.

(iv)           Chief Executive Officer. To the extent permitted by Applicable Laws, the Board may delegate to the Company’s Chief Executive Officer the authority to: (A) grant Awards to Employees who are not subject to Section 16 of the Exchange Act and (B) to make all other determinations with respect thereto, subject to any additional limitations or requirements specified by the Board. Any delegate under this subsection (v) shall serve at the pleasure of, and may be removed at any time by, the Board.

(b)          Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)            to determine the Fair Market Value;

(ii)           to select the Service Providers to whom Awards may be granted hereunder;

(iii)          to determine the amount of cash, number of Shares or other securities to be covered by each Award granted hereunder;

(iv)          to approve forms of Award Agreements for use under the Plan;

(v)           to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to: the exercise price; the time or times when Awards may be exercised (which may be based on performance criteria); any vesting acceleration or waiver of forfeiture restrictions; and any restriction, limitation, forfeiture and/or clawback provision regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)          to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)         to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(viii)        to modify or amend each Award (subject to Section 21 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to limitations imposed under the Plan);

(ix)          to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 16 of the Plan;

(x)           to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)          to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xii)         to make all other determinations deemed necessary or advisable for administering the Plan.

(c)          Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.	Eligibility.

Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Cash Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.	Stock Options.

(a)          Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such portion of such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b)          Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)          Option Exercise Price and Consideration.

(i)            Exercise Price. The per Share exercise price for the Shares to be delivered pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)           In the case of an Incentive Stock Option:

a)             granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

b)             granted to any Employee other than an Employee described in paragraph (a) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2)            In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3)            Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(4)            Except for adjustments pursuant to Section 15(a) of the Plan, in no event may any Option granted under the Plan be (A) amended to decrease the exercise price thereof, (B) cancelled in conjunction with the grant of a new Option with a lower exercise price, (C) repurchased for cash, or (D) otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Options, unless such amendment, cancellation or action is (a) approved by a vote of the Company’s shareholders, or (b) in connection with a substitution of the Option in connection with a corporate transaction, to the extent consistent with Section 409A or Section 422 of the Code, as applicable.

(ii)           Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)          Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note; (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program implemented by the Company in connection with the Plan; (6) any combination of the foregoing methods of payment; or (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(d)          Exercise of Option.

(i)            Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (1) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option; and (2) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued or transferred into the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

(ii)           Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)          Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)          Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v)           Suspension or Termination of Options for Cause. The Administrator has the authority to cause all outstanding Options held by a Participant to terminate immediately in their entirety upon first notification to the Participant of (A) the termination of the Participant’s relationship as a service provider by the Company for Cause, or (B) the Participant’s material breach of a Proprietary Information and Inventions Agreement, Confidentiality Agreement, or other agreement concerning the Company’s proprietary information and intellectual property rights (a “PIIA”) between the Participant and the Company. If a Participant’s service relationship with the Company is suspended pending an investigation of whether the Participant’s service shall be terminated for Cause or if the Company is conducting an investigation to determine whether the Participant has materially breached a PIIA, the Administrator has the authority to cause all the Participant’s rights under all outstanding Options to be suspended during the investigation period in which event the Participant shall have no right to exercise any outstanding Options during such period of suspension. Nothing in this subsection 6(d)(v) shall be construed to prohibit a Participant from, or penalize a Participant for, reporting to any governmental authority, cooperating in any governmental investigation, or testifying or providing evidence in any governmental action as required or permitted by law, court order or administrative action.

7.	Restricted Stock.

(a)          Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such numbers or amounts as the Administrator, in its sole discretion, determines.

(b)          Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, determines. Unless the Administrator determines otherwise, the Company, as escrow agent, will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c)          Transferability. Except as provided in this Section 7 or in Section 14, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)          Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)          Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock award made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator determines. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)           Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)          Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. Notwithstanding the foregoing, with respect to any unvested Share of Restricted Stock (i) any dividend paid in cash shall accrue during the Period of Restriction but shall not be paid unless and until such Share of Restricted Stock has vested (or such later time as specified by the Administrator) and (ii) any dividend paid in Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which such dividend is paid.

(h)          Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8.	Restricted Stock Units.

(a)          Grant of Restricted Stock Units. Subject to the terms and provisions of the Plan, the Administrator may, at any time, grant Restricted Stock Units to Service Providers in such numbers or amounts as the Administrator, in its sole discretion, determines. The Administrator will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b)          Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued status as a Service Provider), or any other basis determined by the Administrator in its discretion.

(c)          Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)          Form and Timing of Payment. Payment of earned Restricted Stock Units will be made on the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle only earned Restricted Stock Units in cash, Shares, or a combination of both.

(e)          Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9.	Stock Appreciation Rights.

(a)          Grant of Stock Appreciation Rights. Subject to the terms and provisions of the Plan, the Administrator may, at any time, grant Stock Appreciation Rights to Service Providers.

(b)          Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to any Stock Appreciation Rights granted to any Service Provider.

(c)          Exercise Price and Other Terms. The per Share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Subject to the provisions of the Plan, the Administrator will have complete discretion to determine the terms and conditions of the Stock Appreciation Rights granted under the Plan; provided, however, that except for adjustments pursuant to Section 15(a) of the Plan, in no event may any Stock Appreciation Right granted under the Plan be (a) amended to decrease the exercise price thereof, (b) cancelled in conjunction with the grant of a new Stock Appreciation Right with a lower exercise price, (c) repurchased for cash, or (d) otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Stock Appreciation Right, unless such amendment, cancellation or action is (i) approved by a vote of the Company’s shareholders, or (ii) in connection with a substitution of the Stock Appreciation Right in connection with a corporate transaction, to the extent consistent with Section 409A of the Code, as applicable.

(d)          Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)          Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(d) of the Plan also will apply to Stock Appreciation Rights.

(f)           Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)            The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; and

(ii)           (The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10.	Performance Units and Performance Shares.

(a)          Grant of Performance Units/Shares. Subject to the terms and provisions of the Plan, the Administrator may, at any time, grant Performance Units/Shares to Service Providers in such numbers or amounts as the Administrator, in its sole discretion, determines.

(b)          Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)          Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will vest or be paid out to the Service Provider. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period”. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, determines. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d)          Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Units/Shares, the Administrator, in its sole discretion, may reduce, amend or waive any performance objectives or other vesting provisions for such Performance Units/Shares.

(e)          Form and Timing of Payment of Performance Units/Shares. Unless otherwise determined by the Administrator, payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f)           Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11.	Cash Awards.

(a)          Grant of Cash Awards. Subject to the terms and provisions of the Plan, the Administrator may, at any time, grant Cash Awards to Service Providers in respect of such amounts or units as the Administrator, in its sole discretion, determines.

(b)          Terms of Cash Awards. The Administrator will set the terms of the Cash Awards, including any performance objectives or other vesting provisions, in its discretion. Each Cash Award will be evidenced by an Award Agreement that will specify the terms of the Cash Award, including the time and method of payment or settlement upon vesting.

12.	Clawback/Recoupment.

All Awards granted under the Plan shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, recoupment or similar policy adopted by the Company, as in effect from time to time, including any policy adopted to comply with applicable law or stock exchange listing standards, or (ii) any applicable law or regulation which imposes mandatory recoupment, under circumstances set forth in such applicable law or regulation.

13.	Changes in Terms of Employment or Service.

(a)          Leave of Absence. A Service Provider will generally not cease to be an Employee, Director or Contractor where he or she takes a leave of absence approved by the Company. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

Unless the Administrator provides otherwise and subject to Applicable Laws, the vesting of Awards under the Plan (other than Performance Units and Performance Shares) will be suspended during any unpaid leave of absence. The vesting of Performance Units and/or Performance Shares will not be suspended during any unpaid leave of absence. However, the vesting of Performance Units and Performance Shares will be reduced pro-rata to reflect the period of active employment or service as a proportion of the Performance Period.

(b)          Transfer Between Locations. A Service Provider will not cease to be an Employee, Director or Consultant where his or her employment or service is transferred between different locations of the Company or between the Company, its Parent, or any Subsidiary.

(c)          Part-Time. In the event that a Service Provider’s work time commitment is reduced, the Administrator may, in its discretion, reduce the vesting of the Award correspondingly on a pro-rata basis measured over the vesting period or the Performance Period, as applicable.

14.	Transferability of Awards.

Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15.	Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)          Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Section 3 of the Plan.

(b)          Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)          Change in Control. In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines at the relevant time or as set out in the Award Agreement, including, without limitation, that each Award may be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award or does not replace the Award with a comparable cash incentive program of the successor corporation (or a Parent or Subsidiary of the successor corporation) based on the value of the Award at the time of the consummation of the transaction (“Replacement Incentive Program”) in connection with a merger or Change in Control, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed, substituted or replaced by a Replacement Incentive Program in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

If the Participant’s employment is terminated without Cause or as a result of a Constructive Termination in connection with, or at any time within twelve (12) months after, the consummation of a Change in Control, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

For the purposes of this subsection 15(c), an Award will be considered assumed or substituted if, following Change in Control, it: (A) provides the Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable to the Award to be assumed or substituted, including, but not limited to, identical or better vesting or exercise schedules; (B) have substantially equivalent value to such Award (determined by the Administrator at the time of the Change in Control); and (C) be based on stock that is traded on an established U.S. securities market or an established securities market outside the U.S. upon which the Participants could readily trade the stock without administrative burdens or complexities. Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post- Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d)          Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Units and Performance Shares, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

16.	Tax Withholding.

(a)          Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)          Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation): (a) paying cash; (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld; or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

17.	Compliance with Section 409A.

(a)          It is intended that the provisions of the Plan comply with Section 409A of the Code (“Section 409A”), and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding any provision of the Plan to the contrary, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.

(b)          If an Award is subject to Section 409A and payment is due upon a termination of employment or service, payment shall be made upon a separation from service within the meaning of Section 409A.

(c)          No payment shall be accelerated upon a transaction under Section 15 to the extent such acceleration would result in adverse tax consequences under Section 409A.

(d)          If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (A) such Participant is a specified employee (within the meaning of Section 409A of the Code) and (B) an amount payable pursuant to an Award is subject to Section 409A, the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first day of the seventh month following such separation from service.

(e)          Nothing in the Plan or in an Award Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) to the Company, any Subsidiary or Parent, or to any other individual or entity, and the Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant.

18.	No Effect on Employment or Service.

Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

19.	Date of Grant.

The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

20.	Term of Plan.

(a)          The Plan originally became effective as of June 16, 2027, and was amended and restated effective as of each of June 7, 2019, June 11, 2021 and June 23, 2023. The Restatement will become effective upon the approval by the Company’s shareholders at the Company’s 2026 annual meeting of shareholders (the “Restatement Effective Date”).

(b)          The Plan shall continue in effect for a term of ten (10) years from the Restatement Effective Date, unless terminated earlier under Section 21 of the Plan.

21.	Amendment and Termination of the Plan.

(a)          Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b)          Shareholder Approval. The Company will obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)          Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

22.	Conditions Upon Issuance of Shares.

(a)          Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)          Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

23.	Funding of Plan.

The Plan is intended to be an unfunded plan. The Company shall not be required to establish or fund any special or separate account or to make any other segregation of assets to assure the payment of any Award under the Plan. Participant are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside fund in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

24.	Inability to Obtain Authority.

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

25.	Shareholder Approval.

The Plan will be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws.

26.	Severability.

If any provision of the Plan or any Award is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant, such provision shall be construed or deemed amended to conform with applicable law, or if the provision cannot be so construed or deemed amended without, in the sole discretion of the Administrator, materially altering the intent of the Plan or the Award, such provision shall be severed as to the jurisdiction or Participant and the remainder of the Plan and any such Award shall remain in full force and effect.

27.	Governing Law.

The validity and construction of the Plan and any Award Agreements thereunder shall be governed by the laws of the State of Washington, excluding any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of any provision of the Plan or an Award Agreement to the substantive law of another jurisdiction.

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